UFP Industries, Inc.

Exhibit 99(a)

News release

---------------AT THE COMPANY---------------

Dick Gauthier

VP, Communications and Investor Relations

(616) 365-1555

FOR IMMEDIATE RELEASE

Thursday, July 21, 2022

UFP Industries Reports Record Second Quarter Results
- Earnings per share increase 16 percent; New product sales increase 37 percent -

GRAND RAPIDS, Mich., Thursday, July 21, 2022 – UFP Industries, Inc. (Nasdaq: UFPI) today announced record net sales of $2.9 billion and net earnings attributable to controlling interests of $203 million for the second quarter of 2022. The company also reported record earnings per diluted share of $3.23, a 16 percent increase over the second quarter of 2021.

“I want to thank our hard-working teammates for delivering another outstanding, record-breaking quarter. Our construction and industrial business segments performed very well, and our retail segment, which is most adversely impacted by rapidly falling lumber prices, managed this challenge and is well-positioned for the rest of 2022 with the expected stabilization of lumber prices,” said CEO Matthew J. Missad. “Our teammates have produced record results, quarter after quarter and year after year, despite numerous external challenges. They have generated a powerful culture of optimism and resilience that positions our company for even greater success in the future.”

Second Quarter 2022 Highlights (comparisons on a year-over-year basis):

●	Net sales of $2.9 billion increased 7 percent due to a 4 percent increase in lumber prices, a 2 percent increase in organic unit sales, and a 1 percent increase in unit sales from acquisitions.
●	Earnings from operations of $286 million increased 21 percent. Acquisitions contributed $2.5 million to earnings.
●	The increase in SG&A of $30 million, or 16 percent, is largely attributable to an increase in bad debt expense ($9 million), increases in bonus and sales incentive compensation expenses ($4 million) resulting from increased profitability, increases in wages and benefits ($6 million), and recent acquisitions ($4 million). The company recently modified its incentive compensation plan, which reduced bonus expense in the second quarter by $17 million. SG&A as a percentage of gross profit fell from 44 percent to 43 percent.
●	New product sales of $181 million increased 37 percent, which excludes new products that were sunset at the end of 2021. New product sales leaders include Deckorators mineral-based composite decking and Strip Pak mixed-material packaging solutions.
●	The percentage of total sales that are value-added increased from 54 percent to 62 percent.

UFP Industries, Inc.

●	Adjusted EBITDA of $318.5 million increased 22 percent, and adjusted EBITDA margin improved by 130 basis points to 11 percent. Acquisitions during 2022 contributed $3.5 million to adjusted EBITDA.

UFP Industries maintains a strong balance sheet, with $1.16 billion of liquidity as of June 25, 2022, consisting of surplus cash and availability under its revolving credit facility and shelf agreements with lenders. The company’s diversified and return-focused approach to capital allocation includes the following:

●	In May, the company acquired Cedar Poly, LLC, a recycler of plastics that can be used in manufacturing Deckorators decking. In late June, UFP Industries acquired a 50 percent stake in Dempsey Wood Products, LLC, a producer of kiln-dried lumber, pallet lumber, and other industrial wood products used primarily in pallet manufacturing. Both acquisitions solidify the company’s supply chain and position the company for additional growth and margin improvements.
●	The company has targeted $175-225 million for capital expenditures in 2022, an increase over the $151 million spent in 2021. The company’s capital expenditures during the first six months of 2022 totaled $72 million and have been adversely impacted by longer lead times required for most equipment and rolling stock.
●	In February 2022, our Board of Directors authorized an increase in the company’s share repurchase program of up to 2.6 million shares. Through June 2022, the company has purchased approximately 1,210,000 shares at an average price of $77.06. The company issued 913,000 shares in 2022 for share-based compensation programs at an average issue price of $82.71 per share.
●	On July 20, 2022, the Board approved a quarterly dividend payment of $0.25 per share, payable on September 15, 2022, to shareholders of record on September 1, 2022. This dividend is 67 percent higher than the dividend of $0.15 per share paid on September 15, 2021.
●	The company continues to seek opportunities to invest in companies that represent a strong strategic fit and allow it to drive new growth and margin improvements, enhance its capabilities, and create more value for its customers and shareholders.

By business segment, the company reported the following second quarter 2022 results:

UFP Retail Solutions

$1.12 billion in net sales, down 11 percent over the second quarter of 2021 due to a 5 percent decline in organic unit sales, a 5 percent decrease in selling prices, a 2 percent decrease due to the transfer of certain sales to the construction segment, and a 1 percent increase in unit sales from acquisitions.

Organic unit sales fell 8 percent for Sunbelt Forest Products and 1 percent for ProWood, the company’s pressure-treating operations, as consumer demand for these products began to normalize. Organic unit sales fell 22 percent for Outdoor Essentials and 9 percent for Deckorators but were up 3 percent for UFP-Edge due to expanded capacity and market share gains. Total sales of Deckorators products increased $20.8 million year over year, including $17.8 million from acquisitions.

Gross profit for the retail segment fell 40 percent to $73 million, as rapidly falling lumber prices reduced margins for variable-priced products such as pressure-treated wood. As a result of the impact of falling lumber prices on variable-priced products, the value of inventory and gross profits was reduced by approximately $9 million for a lower of cost or net realizable value reserve. Gross profit margin fell to 6.5 percent in 2022 from 9.7 percent in 2021. The anticipated stabilization in lumber prices is expected to have a positive impact on year-over-year comparisons of third quarter 2022 results.

UFP Industries, Inc.

Retail sales have accounted for 39 percent of the company’s sales year to date. When evaluating future demand for the retail segment, the company analyzes data such as the same store sales growth of national home improvement retailers. Those sales are forecasted to range from a decline of 1 percent to an increase of 3 percent in 2022.

UFP Industrial

$676 million in net sales, up 11 percent from the second quarter of 2021 due to an 11 percent increase in selling prices, a 1 percent increase in unit sales from acquisitions, and a 1 percent decline in organic unit growth. The organic unit sales decline is attributable to an intentional change in product mix, as the segment focuses more on higher-margin products while being more selective in taking on new business. New product sales increased 84 percent to $68 million.

Gross profit rose 21 percent to $162 million, reflecting the company’s ability to pass on the impact of higher lumber prices and labor and transportation costs, and the successful implementation of value-based selling initiatives.

Industrial sales have accounted for 24 percent of the company’s sales year to date. When evaluating future demand, the company considers a number of metrics, including the Purchasing Managers Index (PMI), durable goods manufacturing, and U.S. GDP. The PMI of 53 for June 2022 indicates expansion in the manufacturing sector; however, this has fallen from a high of 61 in late 2021. New orders for manufactured durable goods rose 0.7 percent during May, the most recent month reported. U.S. GDP for the first quarter of 2022 fell 1.6 percent but is forecasted to grow in the second quarter.

UFP Construction

$975 million in net sales, up 32 percent over the second quarter of 2021, due to a 15 percent increase in organic unit growth, a 2 percent increase due to the transfer of certain sales from the retail segment, and a 15 percent increase in selling prices. Unit sales increased in all markets: concrete forming (up 79 percent, 44 percent of which is the result of the reclassification of certain product sales from UFP Retail Solutions to UFP Construction); commercial (up 63 percent); factory built housing (up 16 percent); and site built residential housing (up 1 percent).

Gross profit increased 69 percent to $227 million in the second quarter, due to increased unit sales, the company’s ability to better leverage fixed costs, and better pricing discipline. Gross profit margin rose to 23 percent in 2022 from 18 percent in 2021.

The company’s site built residential customers have accounted for approximately 13 percent of total sales year to date. More than 75 percent of the company’s site-built residential housing sales are in areas such as Texas and the Mid-Atlantic, Southeast and Mountain West regions, which have experienced significant population growth through migration from other states and are forecasted to continue to grow. The company’s factory built customers have accounted for 14 percent of total sales year to date. This business, along with the company’s multifamily business, could benefit from higher interest rates as buyers seek more affordable housing alternatives. As a result of these factors, we believe these customers are better insulated from downturns in the housing market.

OUTLOOK

“We continue to monitor global macroeconomic conditions and the impact on our business,” said Missad. “UFP serves many diverse end markets from more than 200 locations worldwide, and this diversified approach has mitigated various challenges through the years. We expect our balanced business model and operational improvements will continue to help us navigate new external challenges, including rising interest rates and historically high inflation. In the near term, we expect more normalized demand in our

UFP Industries, Inc.

largest segment, retail solutions, but see year-over-year improvement in the third quarter due to more favorable comparisons. For the industrial segment, we continue to monitor activity and the key economic indicators that drive this business with many of those metrics remaining mixed. Pricing remains healthy as we pass through inflationary costs and benefit from our focus on value-added products. In the construction segment, we see continued activity in commercial and infrastructure end markets and expect our exposure to a projected softening in the housing market to be somewhat offset by favorable demographic trends in the markets we serve and our participation in more affordable housing. Our diversified business and end markets give us the confidence to successfully navigate various market environments, delivering good returns to shareholders.”

CONFERENCE CALL

UFP Industries will conduct a conference call to discuss information included in this news release and related matters at 4:30 p.m. ET on Thursday, July 21, 2022. The call will be hosted by CEO Matthew J. Missad and CFO Michael Cole, and will be available simultaneously and in its entirety to all interested investors and news media through a webcast at http://www.ufpi.com. A replay of the call will be available through the website.

UFP Industries, Inc.

UFP Industries is a holding company whose operating subsidiaries – UFP Industrial, UFP Construction and UFP Retail Solutions – manufacture, distribute and sell a wide variety of value-added products used in residential and commercial construction, packaging and other industrial applications worldwide. Founded in 1955, the company is headquartered in Grand Rapids, Mich., with affiliates in North America, Europe, Asia and Australia. For more about UFP Industries, go to www.ufpi.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates and projections about the markets we serve, the economy and the Company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” “likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. The Company does not undertake to update forward-looking statements to reflect facts, circumstances, events, or assumptions that occur after the date the forward-looking statements are made. Actual results could differ materially from those included in such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Among the factors that could cause actual results to differ materially from forward-looking statements are the following: fluctuations in the price of lumber; adverse or unusual weather conditions; adverse economic conditions in the markets we serve; government regulations, particularly involving environmental and safety regulations; and our ability to make successful business acquisitions. Certain of these risk factors as well as other risk factors and additional information are included in the Company's reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission.

Non-GAAP Financial Information

This release includes certain financial information not prepared in accordance with U.S. GAAP. Because not all companies calculate non-GAAP financial information identically (or at all), the presentations herein may not be comparable to other similarly titled measures used by other companies. Management considers Adjusted EBITDA, a non-GAAP measure, an alternative performance measure which may provide useful information to investors.

Net earnings

Net earnings refers to net earnings attributable to controlling interest unless specifically noted.

# # #

UFP Industries, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME (UNAUDITED)

FOR THE THREE AND SIX MONTHS ENDED

JUNE 2022/2021

	Quarter Period				Year to Date
(In thousands, except per share data)	2022		2021		2022		2021
NET SALES	$2,900,874	100.0%	$2,700,541	100.0%	$5,390,187	100.0%	$4,525,545	100.0%

COST OF GOODS SOLD	2,397,422	82.6	2,279,247	84.4	4,408,372	81.8	3,817,697	84.4

GROSS PROFIT	503,452	17.4	421,294	15.6	981,815	18.2	707,848	15.6

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	214,538	7.4	184,539	6.8	434,688	8.1	334,637	7.4
OTHER (GAINS) LOSSES, NET	3,348	0.1	(180)	—	2,536	—	(1,211)	—

EARNINGS FROM OPERATIONS	285,566	9.8	236,935	8.8	544,591	10.1	374,422	8.3

INTEREST AND OTHER EXPENSE, NET	8,566	0.3	3,045	0.1	13,476	0.3	4,530	0.1

EARNINGS BEFORE INCOME TAXES	277,000	9.5	233,890	8.7	531,115	9.9	369,892	8.2

INCOME TAXES	69,147	2.4	58,530	2.2	130,131	2.4	90,281	2.0

NET EARNINGS	207,853	7.2	175,360	6.5	400,984	7.4	279,611	6.2

LESS NET EARNINGS ATTRIBUTABLE TO NONCONTROLLING INTEREST	(4,735)	(0.2)	(1,978)	(0.1)	(8,163)	(0.2)	(2,918)	(0.1)

NET EARNINGS ATTRIBUTABLE TO CONTROLLING INTEREST	$203,118	7.0	$173,382	6.4	$392,821	7.3	$276,693	6.1

EARNINGS PER SHARE - BASIC	$3.24		$2.79		$6.25		$4.46

EARNINGS PER SHARE - DILUTED	$3.23		$2.78		$6.22		$4.45

COMPREHENSIVE INCOME	$203,470		$178,080		$399,785		$280,135

LESS COMPREHENSIVE INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	(4,640)		(2,698)		(9,017)		(3,112)

COMPREHENSIVE INCOME ATTRIBUTABLE TO CONTROLLING INTEREST	$198,830		$175,382		$390,768		$277,023

SUPPLEMENTAL DATA
(In thousands)	Quarter Period				Year to Date
Segment Classification	2022		2021	% change	2022		2021	% change
Retail	$1,121,440		$1,259,218	(10.9)%	$2,114,672		$2,018,239	4.8%
Industrial	676,333		611,181	10.7%	1,287,702		1,060,054	21.5%
Construction	975,376		738,704	32.0%	1,761,847		1,298,235	35.7%
All Other	127,725		91,438	39.7%	225,966		149,017	51.6%
Total Net Sales	$2,900,874		$2,700,541	7.4%	$5,390,187		$4,525,545	19.1%

	2022	% of Sales	2021	% of Sales	2022	% of Sales	2021	% of Sales
SG&A	$214,538	7.4%	$184,539	6.8%	$434,688	8.1%	$334,637	7.4%
SG&A as a Percentage of Gross Profit	42.6%		43.8%		44.3%		47.3%

UFP Industries, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS BY SEGMENT (UNAUDITED)

FOR THE THREE AND SIX MONTHS ENDED

JUNE 2022/2021

	Quarter Period
	2022
(In thousands)	Retail	Industrial	Construction	All Other	Corporate	Total
NET SALES	$1,121,440	$676,333	$975,376	$124,416	$3,309	$2,900,874
COST OF GOODS SOLD	1,048,260	514,216	748,060	83,336	3,550	2,397,422
GROSS PROFIT	73,180	162,117	227,316	41,080	(241)	503,452
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	48,387	67,235	94,638	16,356	(12,078)	214,538
OTHER	266	672	(154)	1,976	588	3,348
EARNINGS FROM OPERATIONS	$24,527	$94,210	$132,832	$22,748	$11,249	$285,566

	Quarter Period
	2021
(In thousands)	Retail	Industrial	Construction	All Other	Corporate	Total
NET SALES	$1,259,218	$611,181	$738,704	$89,470	$1,968	$2,700,541
COST OF GOODS SOLD	1,136,887	476,731	604,414	59,745	1,470	2,279,247
GROSS PROFIT	122,331	134,450	134,290	29,725	498	421,294
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	60,376	54,903	66,936	13,604	(11,280)	184,539
OTHER	(96)	21	247	(183)	(169)	(180)
EARNINGS FROM OPERATIONS	$62,051	$79,526	$67,107	$16,304	$11,947	$236,935

	Year to Date
	2022
(In thousands)	Retail	Industrial	Construction	All Other	Corporate	Total
NET SALES	$2,114,672	$1,287,702	$1,761,847	$219,983	$5,983	$5,390,187
COST OF GOODS SOLD	1,907,155	976,031	1,373,119	147,360	4,707	4,408,372
GROSS PROFIT	207,517	311,671	388,728	72,623	1,276	981,815
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	111,055	134,466	176,975	32,981	(20,789)	434,688
OTHER	538	604	103	2,079	(788)	2,536
EARNINGS FROM OPERATIONS	$95,924	$176,601	$211,650	$37,563	$22,853	$544,591

	Year to Date
	2021
(In thousands)	Retail	Industrial	Construction	All Other	Corporate	Total
NET SALES	$2,018,239	$1,060,054	$1,298,235	$145,047	$3,970	$4,525,545
COST OF GOODS SOLD	1,795,435	845,279	1,075,261	97,771	3,951	3,817,697
GROSS PROFIT	222,804	214,775	222,974	47,276	19	707,848
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	107,476	95,016	122,481	24,025	(14,361)	334,637
OTHER	(268)	(177)	368	(1,031)	(103)	(1,211)
EARNINGS FROM OPERATIONS	$115,596	$119,936	$100,125	$24,282	$14,483	$374,422

UFP Industries, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

JUNE 2022/2021

(In thousands)
ASSETS	2022	2021	LIABILITIES AND EQUITY	2022	2021

CURRENT ASSETS			CURRENT LIABILITIES
Cash and cash equivalents	$138,071	$44,286	Cash Overdraft	$11,926	$34,229
Restricted cash	729	629	Accounts payable	386,833	359,484
Investments	35,475	33,827	Accrued liabilities and other	384,738	337,507
Accounts receivable	1,046,543	980,571	Current portion of debt	40,496	97
Inventories	1,106,302	1,026,488
Other current assets	49,324	36,699

TOTAL CURRENT ASSETS	2,376,444	2,122,500	TOTAL CURRENT LIABILITIES	823,993	731,317

OTHER ASSETS	163,464	148,486
INTANGIBLE ASSETS, NET	445,751	424,110	LONG-TERM DEBT AND FINANCE LEASE OBLIGATIONS	276,315	571,856
			OTHER LIABILITIES	185,447	165,547
PROPERTY, PLANT AND EQUIPMENT, NET	625,164	533,187	EQUITY	2,325,068	1,759,563

TOTAL ASSETS	$3,610,823	$3,228,283	TOTAL LIABILITIES AND EQUITY	$3,610,823	$3,228,283

UFP Industries, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED

JUNE 2022/2021

(In thousands)	2022	2021
CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES:
Net earnings	$400,984	$279,611
Adjustments to reconcile net earnings to net cash from operating activities:

Depreciation	44,034	38,342
Amortization of intangibles	8,740	7,193
Expense associated with share-based and grant compensation arrangements	12,542	5,742
Deferred income taxes	179	177
Unrealized loss (gain) on investment and other	6,181	(2,784)
Equity in earnings of investee	1,532	1,465
Net loss (gain) on sale and disposition of assets	766	(1,577)
Changes in:
Accounts receivable	(304,715)	(336,094)
Inventories	(134,653)	(329,577)
Accounts payable and cash overdraft	56,120	143,018
Accrued liabilities and other	(1,313)	78,751
NET CASH FROM (USED IN) OPERATING ACTIVITIES	90,397	(115,733)

CASH FLOWS USED IN INVESTING ACTIVITIES:
Purchases of property, plant, and equipment	(71,675)	(79,028)
Proceeds from sale of property, plant and equipment	2,029	6,673
Acquisitions and purchase of noncontrolling interest, net of cash received	(39,343)	(433,239)
Purchases of investments	(15,166)	(14,581)
Proceeds from sale of investments	8,221	6,885
Other	(2,829)	(708)
NET CASH USED IN INVESTING ACTIVITIES	(118,763)	(513,998)

CASH FLOWS (USED IN) FROM FINANCING ACTIVITIES:
Borrowings under revolving credit facilities	570,700	849,944
Repayments under revolving credit facilities	(571,075)	(589,695)
Repayments of debt	(2,485)	—
Contingent consideration payment and other	(2,553)	(1,464)
Proceeds from issuance of common stock	1,457	936
Dividends paid to shareholders	(28,015)	(18,550)
Distributions to noncontrolling interest	(2,053)	(2,914)
Repurchase of common stock	(90,805)	—
Other	(184)	(331)
NET CASH (USED IN) FROM FINANCING ACTIVITIES	(125,013)	237,926

Effect of exchange rate changes on cash	956	112
NET CHANGE IN CASH AND CASH EQUIVALENTS	(152,423)	(391,693)

ALL CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	291,223	436,608

ALL CASH AND CASH EQUIVALENTS, END OF PERIOD	$138,800	$44,915

Reconciliation of cash and cash equivalents and restricted cash:
Cash and cash equivalents, beginning of period	$286,662	$436,507
Restricted cash, beginning of period	4,561	101
All cash and cash equivalents, beginning of period	$291,223	$436,608

Cash and cash equivalents, end of period	$138,071	$44,286
Restricted cash, end of period	729	629
All cash and cash equivalents, end of period	$138,800	$44,915

UFP Industries, Inc.

ADJUSTED EBITDA RECONCILIATION (UNAUDITED)

FOR THE THREE AND SIX MONTHS ENDED

JUNE 2022/2021

	Quarter Period		Year to Date
(In thousands)	2022	2021	2022	2021
Net earnings	$207,853	$175,360	$400,984	$279,611
Interest expense	3,395	3,899	6,697	7,050
Interest and investment income	(425)	(659)	(934)	(1,201)
Income taxes	69,147	58,530	130,131	90,281
Expenses associated with share-based compensation arrangements	5,611	2,761	12,542	5,742
Net loss (gain) on disposition and impairment of assets	1,072	(1,045)	766	(1,577)
Equity in earnings of investee	1,017	835	1,532	1,465
Unrealized loss (gain) on investments	4,579	(1,030)	6,181	(2,784)
Depreciation expense	22,192	19,609	44,034	38,342
Amortization of intangibles	4,068	3,195	8,740	7,193
Adjusted EBITDA	$318,509	$261,455	$610,673	$424,122

Adjusted EBITDA as a Percentage of Net Sales	11.0%	9.7%	11.3%	9.4%